 Form N-SAR
Attachment for Item #77C
Matters Submitted to a Vote of Security Holders

MAINSTAY FUNDS TRUST
811-22321
For Period Ended 4/30/13

MainStay Growth Equity Fund

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting ("Special Meeting") of the shareholders of the MainStay Growth Equity Fund, a series of MainStay Funds Trust (the "Fund"), was held at the offices of New York Life Investment Management, Inc. ("New York Life Investments"), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on Monday, January 7, 2013 at 12:00 p.m., pursuant to due notice.
(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.
To approve an Agreement and Plan of Reorganization (‘‘Reorganization’’) providing for the acquisition of the assets and liabilities of the Growth Equity Fund, a series of MainStay Funds Trust, by MainStay Cornerstone Growth Fund (‘‘Acquiring Fund’’ and together with the Growth Equity Fund, the ‘‘Funds’’), a series of MainStay Funds Trust, in exchange for shares of the Acquiring Fund, followed by the complete liquidation of the Growth Equity Fund; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The above proposals were discussed in detail in the proxy statement.  No other business came before the Special Meeting.

The proposals were passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposals presented before the Special Meeting held on January 7, 2013 were cast.  There were no votes cast in person at the Special Meeting.

Votes For	Votes Against	Abstentions	Total
19,885,738.868	769,987.913	1,861,534.199	22,517,260.980

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